Exhibit 10.24

Targa Resources, Inc. 2008 Annual Incentive Plan Description

On January 17, 2008, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Targa Resources Investments Inc. (“Targa Investments”), the indirect parent of Targa Resources, Inc. (the “Company”), approved the Targa Investments 2008 Annual Incentive Compensation Plan (the “Bonus Plan”).  The Bonus Plan is a discretionary annual cash bonus plan available to all of the Company’s employees, including its executive officers.  The purpose of the Bonus Plan is to reward employees for contributions toward the Company’s business priorities approved by the Committee and to aid the Company in retaining and motivating employees.  Under the Bonus Plan, a discretionary cash bonus pool may be funded based on the Company’s achievement of certain business priorities recommended by the Company’s chief executive officer (the “CEO”) and approved by the Committee.  The Bonus Plan is administered by the Committee, which considers certain recommendations by the CEO. Following the end of the year, the CEO recommends to the Committee the total amount of cash to be allocated to the bonus pool based upon the achievement of the business priorities of the Company, generally ranging from 0 to 2x the total target bonus for the employees in the pool. Upon receipt of the CEO’s recommendation, the Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool.  Additionally, the Committee, in its sole discretion, determines the amount of the cash bonus award to each of the Company’s executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to certain of the Company’s departments, groups and employees (other than the executive officers of the Company) based upon the recommendation of their supervisors, managers and line officers.

The Committee has established the following six key business priorities for 2008:

•	Identify opportunities to strengthen organization and develop plans to address them
•	Expand on existing processes to enhance the involvement of the organization in making our businesses better
•	Aggressively develop attractive return projects and opportunities and proactively invest in and expand the Company’s businesses
•	Improve insurance recovery situation with resolution or clear path to resolution
•	Make a significant third-party acquisition(s) at Targa Resources Partners LP (our MLP) and/or continue to effectively drop down Company assets to our MLP
•	Execute on all fronts (including the 2008 business plan and above priorities)

The Committee has targeted a total cash bonus pool for achievement of the business priorities based on the sum of individual employee market-based target percentages ranging from approximately 3% to 50% of each employee’s eligible earnings.  Generally, eligible earnings are an employee’s base salary and overtime pay.  The Committee has discretion to adjust the cash bonus pool attributable to the business priorities based on accomplishment of the applicable objectives as determined by the Committee and the CEO.  Funding of the Company’s cash bonus pool and the payment of individual cash bonuses to employees are subject to the sole discretion of the Committee.